Exhibit 10.4

Paradigm holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, MD 20850

July 25, 2011

Name
Address

Dear ______________:

From time to time we have discussed with the officers and directors of Paradigm Holdings, Inc. (“Paradigm”) the substantial increase in corporate litigation, which can subject officers and directors to expensive litigation risks and large claims for damages.  We have also discussed the uncertainties involved in obtaining and maintaining directors’ and officers’ liability insurance on a reasonable basis as well as the potentially limited scope (and risk of non-renewal) of such insurance as can be obtained.

You have informed us that you are concerned about the level of protection available to you as an officer or director of Paradigm in the present legal climate, and we understand that your willingness to serve or to continue to serve as an officer or director of Paradigm depends upon, among other things, assurance of adequate protection on a long-term basis.  You have also informed us that you know of no pending or threatened claim against you relating to Paradigm.

The Articles of Incorporation of Paradigm (the “Charter”) provides that Paradigm will indemnify its corporate officers and directors to the full extent permitted by the applicable statute, which is Section 78.7502 of the Nevada Revised Statutes.  The statute, in turn, authorizes a Nevada corporation to provide indemnification against expenses and certain other losses incurred by a director or officer in any proceeding in which he or she is involved as a result of serving, or having served, as a director, officer, or employee of Paradigm or, at Paradigm’s request, as a director, officer or employee of another corporation or entity.  In addition, Paradigm has the power under Nevada law to enter into arrangements for indemnification on any terms not prohibited by law that the Board of Directors deems to be appropriate.

In order to attract and retain your services as an officer or director of Paradigm, Paradigm has agreed to indemnify you to the fullest extent of its authority to do so, subject to the limitations set forth herein.  This letter agreement (“Agreement”) is intended to supplement and confirm the indemnification provisions contained in the Charter of Paradigm.

Paradigm and you (the “Indemnified Party”) by this Agreement agree as follows:

1. Indemnification.  Paradigm shall indemnify and hold harmless the Indemnified Party if the Indemnified Party is or was a party or is threatened to be made a party to, or is otherwise involved with, any Proceeding (as such term is defined in Section 20(b)):

(i) by reason of the fact that the Indemnified Party is or was a director, officer, employee or agent of Paradigm or any subsidiary of Paradigm,

(ii) by reason of any action or inaction on the part of the Indemnified Party taken in the capacity of a director, officer, employee or agent of Paradigm or any subsidiary of Paradigm,

(iii) by reason of the fact that the Indemnified Party is or was serving at the request of Paradigm as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or

(iv) by reason of the fact that the Indemnified Party is or was serving at the request of Paradigm in any capacity with respect to any employee benefit plan,

against expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement (if such settlement is approved in writing in advance by Paradigm, which approval shall not be unreasonably withheld or delayed) actually and reasonably incurred by the Indemnified Party in connection with such Proceeding unless Paradigm shall establish, in accordance with the procedures and standards described in Section 4(e)(i) and Section 4(e)(ii) of this Agreement, that the Indemnified Party was not entitled to indemnification, as described in Section 2.

2. Limitation on Indemnification.  Notwithstanding any other provision of this Agreement,

(a)  no indemnification shall be paid under this Agreement with respect to claims involving acts or omissions as to which the Indemnified Party is finally adjudicated (by court order or judgment from which no right of appeal exists) not to have acted in good faith in the reasonable belief that the Indemnified Party’s action was in the best interests of Paradigm or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan;

(b)  no indemnification shall be paid under this Agreement with respect to any criminal matter in which the Indemnified Party is finally adjudicated (by court order or judgment from which no right of appeal exists) to have had reasonable cause to believe that the Indemnified Party’s action was unlawful; and

(c)  no indemnification for expenses shall be paid under this Agreement in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to Paradigm unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for such expenses which such other court shall deem proper.

3. No Employment Agreement.  Nothing contained in this Agreement is intended to create or shall create in the Indemnified Party any right to employment (in the case of a director) or continued employment (in the case of an employee).

4. Expenses; Indemnification Procedure.

(a) Advancement of Expenses.  Paradigm shall advance all reasonable expenses incurred by the Indemnified Party in connection with the investigation, defense, settlement or appeal of any Proceeding (but not amounts actually paid in settlement of any such Proceeding, which amounts shall be paid under Section 4(e)).  The advances to be made hereunder shall be paid by Paradigm to the Indemnified Party within sixty (60) days following delivery of a written request therefor by the Indemnified Party to Paradigm.

(b) Failure to Advance Expenses.  If the Indemnified Party shall have requested an advancement of expenses pursuant to Section 4(a) and if such request shall not have been not paid in full by Paradigm within sixty (60) days after a written request by the Indemnified Party for payment thereof was first received by Paradigm, the Indemnified Party may, but need not, at any time thereafter bring an action against Paradigm to recover the unpaid amount of the claim for advancement of expenses and, subject to Section 18 of this Agreement, the Indemnified Party shall also be entitled to be reimbursed for the expense (including reasonable attorneys’ fees) of bringing such action.

(c) Reimbursement to Paradigm.  The Indemnified Party by this Agreement undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified by Paradigm as authorized by this Agreement.

(d) Notice; Cooperation by the Indemnified Party.  The Indemnified Party shall give Paradigm prompt notice of the commencement of any Proceeding, or the threat thereof against the Indemnified Party, for which indemnification will or could be sought under this Agreement.  No indemnification shall be provided to the Indemnified Party if he or she shall fail to give notice as provided in this Section 4(d) if Paradigm is or was materially prejudiced by the failure to give such notice.  In addition, the Indemnified Party shall give Paradigm such information and cooperation as it may reasonably require and as shall be within the Indemnified Party’s power.  If for any reason the Indemnified Party is not an employee of Paradigm at the time of any activities performed by the Indemnified Party in connection with the defense of any Proceeding, Paradigm shall compensate the Indemnified Party on the basis of $350.00 per day (or portion thereof) spent by the Indemnified Party on behalf of such activities at the request of Paradigm, and reimburse the Indemnified Party for all related and reasonable out-of-pocket expenses, such compensation and expense reimbursement to be advanced in the manner set forth in Section 4(a).

(e) Procedure for Indemnification.

(i) Any amounts payable by Paradigm pursuant to Section 1 shall be paid no later than sixty (60) days after the resolution (by judgment, settlement, dismissal or otherwise) of the claim to which indemnification is sought.  If a claim is brought by the Indemnified Party under this Agreement, under any statute, or under any provision of Paradigm’s Charter or By-Laws, as amended or restated from time to time, which provision provides for indemnification, and if such claim is not paid in full by Paradigm within such time period, the Indemnified Party may, but need not, at any time thereafter bring an action against Paradigm to recover the unpaid amount of the claim and, subject to Section 18 of this Agreement, the Indemnified Party shall also be entitled to be reimbursed for the expense (including reasonable attorneys’ fees) of bringing such action.  It shall be a defense to any such action that the Indemnified Party has not met the standards of conduct which make it permissible under applicable law for Paradigm to indemnify the Indemnified Party for the amount claimed.  Section 4(e)(ii) shall apply to any such determination and the burden of proving such defense shall be on Paradigm.  In addition, the Indemnified Party shall be entitled to receive interim payments of expenses pursuant to Section 4(a) unless and until such defense shall be finally adjudicated by court order or judgment from which no further right of appeal exists.  Paradigm shall not be liable to indemnify the Indemnified Party under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent, which consent shall not be unreasonably withheld or delayed.

(ii)  It is the parties' intention (which intention reflects applicable law) that if Paradigm contests the Indemnified Party's right to indemnification, the question of the Indemnified Party's right to indemnification shall be for the court to decide.  The termination of any action or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that the Indemnified Party was not entitled to indemnification under this Agreement.  In addition, neither the failure of Paradigm to have made a determination that indemnification of the Indemnified Party is proper under the circumstances, nor any determination by Paradigm that the Indemnified Party has not met such applicable standard of conduct, shall create a presumption that the Indemnified Party has or has not met the applicable standard of conduct.

5. Notice to Insurers.  If, at the time of the receipt of a notice of a claim pursuant to Section 4(d) of this Agreement, Paradigm has in effect any insurance, including, without limitation, directors’ and officers’ liability insurance, which may provide for payment of or reimbursement for such claim, Paradigm shall give prompt notice of the assertion of such claim to each issuer of such insurance in accordance with the procedures set forth in the respective policies.  Paradigm shall thereafter (if it is appropriate to do so pursuant to the terms of the applicable insurance policy) take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Party, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

6. Other Sources of Indemnification.  The Indemnified Party shall not be required to exercise any rights against any other parties (for example, under any insurance policy purchased by Paradigm, the Indemnified Party or any other person or entity) before the Indemnified Party enforces this Agreement.  However, to the extent Paradigm actually indemnifies the Indemnified Party or advances expenses, Paradigm shall be subrogated to (and shall be entitled to enforce) any such rights which the Indemnified Party may have against third parties.  Notwithstanding the foregoing, Paradigm shall have no right to seek reimbursement under insurance policies maintained by the Indemnified Party personally or by the employer of an Indemnified Party who is a non-employee director of Paradigm.  The Indemnified Party shall assist Paradigm in enforcing rights against third parties if Paradigm pays the Indemnified Party's reasonable costs and expenses of doing so.

7. Selection of Counsel.  In the event Paradigm shall be obligated under Section 4(a) of this Agreement to pay the expenses of any Proceeding involving the Indemnified Party, Paradigm shall be entitled to participate in such Proceeding and, to the extent it shall wish, to assume the defense of such Proceeding, with counsel chosen by Paradigm and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed.  Upon the delivery to the Indemnified Party of written notice of its election to assume such defense, approval of such counsel by the Indemnified Party and retention of such counsel by Paradigm, Paradigm will not be liable to the Indemnified Party under this Agreement for any fees of counsel or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the same Proceeding, except for fees and expenses incurred by the Indemnified Party as a consequence of the Indemnified Party’s obligation to cooperate with Paradigm in the defense of such matters (as set forth in Section 4(d) of this Agreement).  Notwithstanding the foregoing, the reasonable fees and expenses of the Indemnified Party’s counsel shall be paid by Paradigm only if (i) the employment of counsel by the Indemnified Party has been previously authorized by Paradigm, (ii) the Indemnified Party shall have reasonably concluded that, under applicable standards of  professional responsibility applicable to attorneys, there may be a material conflict of interest between Paradigm and the Indemnified Party in the conduct of such defense or that such counsel and the Indemnified Party have fundamental and material disagreements as to the proper method of managing the litigation, or (iii) Paradigm shall not, in fact, have employed counsel to assume the defense of such Proceeding.  The Indemnified Party shall have the right to employ his own counsel in any such Proceeding at the Indemnified Party’s expense.

8. Additional Indemnification Rights; Nonexclusivity.

(a) Scope.  In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Nevada corporation such as Paradigm to indemnify a member of its board of directors or an officer, such changes shall, without any further action by Paradigm, be included within the scope of the indemnification provided to the Indemnified Party by, and Paradigm’s obligations under, this Agreement.  In the event of any change in any applicable law, statute or rule that limits or restricts the right of Paradigm to indemnify a member of its Board of Directors or an officer, such changes shall have no effect on this Agreement or the parties’ rights and obligations hereunder, except to the extent specifically required by such law, statute or rule to be applied to this Agreement.

(b) Nonexclusivity.  The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Indemnified Party may be entitled under Paradigm’s Charter or By-Laws, any agreement, any vote of disinterested directors, Nevada law, or otherwise, both as to action in the Indemnified Party's official capacity and as to action or inaction in another capacity while holding such office.  The indemnification provided under this Agreement shall continue as to the Indemnified Party for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time any covered Proceeding is commenced.

9. Partial Indemnification.  If the Indemnified Party is entitled under any provision of this Agreement to indemnification by Paradigm for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, Paradigm shall nevertheless indemnify the Indemnified Party for the portion of such expenses, judgments, fines or penalties to which the Indemnified Party is entitled.

10. Mutual Acknowledgment.  Both Paradigm and the Indemnified Party acknowledge that in certain instances, applicable law or applicable public policy could be construed to prohibit Paradigm from indemnifying its directors and officers under this Agreement or otherwise.  Nothing in this Agreement is intended to require or shall be construed as requiring Paradigm to do or fail to do any act in violation of any applicable law.  Paradigm’s inability, as a result of a binding order of any court of competent jurisdiction, to perform its obligations under this Agreement shall not constitute a breach of this Agreement and Paradigm’s compliance with any such order shall constitute compliance with this Agreement.

11. Directors’ and Officers’ Liability Insurance.  Paradigm shall, from time to time, make the good faith determination whether or not it is practicable for Paradigm to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of Paradigm with coverage for losses from wrongful acts, or to ensure Paradigm’s performance of its indemnification obligations under this Agreement.  Among other matters, Paradigm may consider the costs of obtaining such insurance coverage, the protection afforded by such coverage and the restrictions or other terms required by such insurance.  In all policies of directors’ and officers’ liability insurance, the Indemnified Party shall be named as an insured in such a manner as to provide the Indemnified Party the same rights and benefits as are accorded to the most favorably insured of Paradigm’s directors, if the Indemnified Party is a director, or of Paradigm’s officers, if the Indemnified Party is not a director of Paradigm but is an officer, or of Paradigm’s key employees, if the Indemnified Party is not an officer or director but is a key employee.  Notwithstanding the foregoing, Paradigm shall have no obligation to obtain or maintain such insurance if Paradigm determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if the Indemnified Party is covered by similar insurance maintained by a subsidiary or parent of Paradigm.

12. Severability.  Nothing in this Agreement is intended to require or shall be construed as requiring Paradigm to do or fail to do any act in violation of applicable law.  The provisions of this Agreement shall be severable as provided in this Section 12.  If this Agreement or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then Paradigm shall nevertheless indemnify the Indemnified Party to the greatest extent permitted by any applicable law or any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

13. Exceptions.  Any other provision herein to the contrary notwithstanding, Paradigm shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Acts.  To indemnify the Indemnified Party for any acts or omissions or transactions from which a director, officer, employee or agent may not be relieved of liability under applicable Nevada law; or

(b) Claims Initiated by the Indemnified Party.  To indemnify or advance expenses to the Indemnified Party with respect to proceedings or claims initiated or brought voluntarily by the Indemnified Party and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to advancement of expenses or indemnification under this Agreement or any other statute or law and (ii) declaratory judgment or similar proceedings brought to obtain a judicial interpretation of an applicable statute or regulation, provided that such indemnification or advancement of expenses may be provided by Paradigm in specific cases if the Board of Directors has approved the initiation or bringing of such suit; or

(c) Lack of Good Faith.  To indemnify the Indemnified Party for any expenses incurred by the Indemnified Party with respect to any proceeding instituted by the Indemnified Party to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party in such proceeding was not made in good faith or was frivolous; or

(d) Insured or Other Reimbursed Claims.  To indemnify the Indemnified Party for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been reimbursed directly to the Indemnified Party, by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by Paradigm, or otherwise by Paradigm.

(e) Claims under Section 16(b).  To indemnify the Indemnified Party for expenses and the payment of profits arising from the purchase and sale by the Indemnified Party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any similar successor statute.

14. Sale of Assets or Other Business Combination.  In case of (i) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of Paradigm to another corporation or entity, or (ii) the merger or other business combination of Paradigm with or into another corporation or entity pursuant to which Paradigm will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of Paradigm prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination, or in the event of any other similar reorganization involving Paradigm, then, in any case other than the case in which, by operation of law, the obligations of Paradigm under this Agreement automatically become obligations of the acquiring corporation or entity, Paradigm shall cause the acquiring corporation or entity to assume the obligations of Paradigm under this Agreement with respect to the Indemnified Party.

15. Duration of Agreement.

(a) This Agreement shall be effective as of the date set forth on the first page and shall apply to acts or omissions of the Indemnified Party which occurred prior to such date if the Indemnified Party was an officer, director, employee or other agent of Paradigm or any subsidiary, or was serving at the request of Paradigm or any subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

(b) This Agreement shall be effective (a) perpetually if the Closing (as defined below) does not occur or (b) for a term of six (6) years from the date of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger among Paradigm, CACI, Inc.—Federal  and CACI Newco Corporation (the “Closing”, and the applicable effective period, the “Term”).  Paradigm’s obligations under this Agreement shall continuously and irrevocably cover during the Term any and all of the Indemnified Party's covered acts and omissions that occur prior to the Closing (should such Closing occur) and while the Indemnified Party is an officer, director, employee or other agent of Paradigm or any subsidiary, or, if applicable, is serving at the request of Paradigm or any subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Such coverage shall apply to Proceedings relating to acts or omissions even if such Proceeding is not initiated until after (or continues beyond) the period in which the Indemnified Person was an officer, director, employee or other agent of Paradigm or any subsidiary, or, if applicable, was serving at the request of Paradigm or any subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Paradigm’s obligations under this Agreement shall continue during the Term with regard to covered acts and omissions, notwithstanding the giving of any such notice of termination or any other circumstance whatsoever.  The indemnification provided under this Agreement shall continue during the Term as to the Indemnified Party even though he may have ceased to be a director, officer, employee or agent of Paradigm.

16. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

17. Successors and Assigns.  This Agreement shall be binding upon Paradigm and its successors and assigns, and shall inure to the benefit of the Indemnified Party and the Indemnified Party’s spouse, estate, heirs and legal representatives.

18. Attorneys’ Fees.  In the event that any action is instituted by the Indemnified Party under this Agreement to enforce or interpret any of the terms of this Agreement, the Indemnified Party shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by the Indemnified Party with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party as a basis for such action was not made in good faith or was frivolous.  In the event of an action instituted by or in the name of Paradigm under this Agreement or to enforce or interpret any of the terms of this Agreement, the Indemnified Party shall be entitled to be paid all court costs and expenses, including attorneys’ fees incurred by the Indemnified Party in defense of such action (including with respect to the Indemnified Party’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of the Indemnified Party’s material defenses to such was made in bad faith or was frivolous.

19. Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by domestic certified or registered mail with postage prepaid and return receipt requested, to the Indemnified Party at the address on the first page of this Agreement and to Paradigm at the address below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

Paradigm Holdings, Inc.
9715 Key West Avenue, 3rd Floor
Rockville, MD 20850
Attention:  President

Phone:
Fax:

20. Construction Of Certain Words and Phrases.

(a)  The term “expense” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend or investigating a Proceeding.

(b)   “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, except one initiated by the Indemnified Party.

21. Choice of Law.  This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Nevada without regard to its conflicts of law rules.

22. Consent To Jurisdiction; Choice Of Venue.  Paradigm and the Indemnified Party each by this Agreement irrevocably consents to the jurisdiction of the courts of Virginia and the federal courts within Virginia for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any such action or proceeding shall be brought only in the appropriate court of first instance of the Commonwealth of Virginia in Arlington County, or in the United States District Court, Eastern District of Virginia, sitting in Alexandria.

23.   Entire Agreement. Except as explicitly provided in Sections 6 or otherwise expressly referred to herein, this Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Agreement, and any and all prior agreements with respect to the subject matter hereto are superseded in their entirety by this Agreement and therefore null and void.

[signatures on following page]

If the foregoing correctly sets forth our understanding, I would appreciate your executing the enclosed counterpart of this Agreement and returning it to me.  Upon your signature this letter agreement shall constitute a binding agreement.

PARADIGM HOLDINGS, INC.

By:
Name:
Title:

Accepted and agreed to: